Exhibit 10.11

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of 1 May 2026 (the “Effective Date”), by and between FDCTech INC, a corporation organized and existing under the laws of the United States with federal tax identification number 81-1265459 (“Purchaser”), and Raymond Yip, an individual, a holder of a UK passport, with a registered address at 130 Malthouse Lane, Earlswood, Solihull, B94 5SA, United Kingdom (“Seller”), with respect to the acquisition by Purchaser of all of the issued and outstanding shares of Alchemy Markets (Cayman) Ltd, a Cayman Islands exempted company with registration number CO-328910 and CIMA license number 1612590 (the “Company”).

1. Sale and Purchase of Shares

1.1 Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to all of the issued and outstanding shares of the Company (the “Shares”), free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

1.2 The aggregate purchase price for the Shares shall be Two Hundred and Fifty Thousand United States Dollars (USD 250,000) (the “Purchase Price”), which shall be paid by Purchaser to Seller in accordance with Section 2 of this Agreement.

1.3 Upon completion of the purchase and sale of the Shares in accordance with this Agreement, Purchaser shall become the sole legal and beneficial owner of the Shares and shall be entitled to exercise all rights attaching to the Shares.

2. Purchase Price and Payment Terms

2.1 The Purchase Price shall be paid by Purchaser to Seller in two installments as follows:

(a) Seventy Thousand United States Dollars (USD 70,000) (the “Closing Payment”) shall be paid by wire transfer of immediately available funds to an account designated by Seller in writing within thirty (30) days at the execution of this Agreement; and

(b) One Hundred and Eighty Thousand United States Dollars (USD 180,000) (the “Regulatory Payment”) shall be paid by wire transfer of immediately available funds to an account designated by Seller in writing within five (5) business days following receipt of written confirmation from the Cayman Islands Monetary Authority of its approval of the change of control of the Company contemplated by this Agreement (“Change of Control”).

2.2 All payments under this Agreement shall be made in United States Dollars by wire transfer of immediately available funds, free and clear of any deduction, withholding or set-off.

2.3 Own Funds Capital. In addition to the Purchase Price set forth in Section 1.2, Purchaser shall pay the Seller an amount of One Hundred and Seven Thousand Seven Hundred and Fifty-Eight United States Dollars (USD 107,758) (the “Own Funds Capital”). The own Funds Capital shall be paid by wire transfer to an account designated by the Seller together with the Regulatory Payment.

3. Representations and Warranties of Seller

The Seller hereby represents and warrants to the Purchaser as follows, which representations and warranties shall be true and correct as of the Effective Date and as of the Closing Date:

3.1 Authority and Capacity. The Seller has full legal capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed by the Seller in connection herewith. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.2 Title to Shares. The Seller is the sole legal and beneficial owner of the Shares, free and clear of any liens, claims, encumbrances or restrictions whatsoever. The Seller has good and valid title to the Shares and full right, power and authority to sell, transfer and deliver the Shares to the Purchaser pursuant to this Agreement.

3.3 No Conflicts. The execution, delivery and performance of this Agreement by the Seller does not conflict with or result in any breach of any agreement, judgment, order or decree to which the Seller is a party or by which the Seller or the Shares are bound.

3.4 Company Status. To the Seller’s knowledge, the Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with full corporate power and authority to conduct its business as currently conducted.

3.5 CIMA License. To the Seller’s knowledge, (i) the Company holds a valid license from CIMA (License No. 1612590) to conduct its regulated activities, (ii) such license is in full force and effect, (iii) the Company is in compliance with all material terms and conditions of such license, and (iv) there are no proceedings pending or threatened that could result in the revocation, cancellation, suspension or adverse modification of such license.

3.6 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

3.7 Disclosure. No representation or warranty made by the Seller in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein not misleading.

4. Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to the Seller as follows, as of the Effective Date and as of the Closing Date:

4.1 Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the United States. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.2 Receivables Waiver. Upon the occurrence of a Change of Control, any and all receivables, accounts receivable, or other amounts owed by the Company to Seller as of the date of such Change of Control shall be deemed waived and released by Purchaser and absorbed by the Company. Following such Change of Control, the Seller shall not have any obligation or liability to Purchaser nor the Company with respect to such receivables, and Purchaser hereby waives and releases any and all claims against Seller relating to or arising from such receivables.

4.3 Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.4 No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate any provision of the Purchaser’s organizational documents, (b) violate any law, rule or regulation applicable to the Purchaser, or (c) require any consent, approval or authorization of any governmental authority or third party.

4.5 Financial Capacity. The Purchaser has, and will have at Closing, sufficient funds available to pay the Purchase Price and to consummate the transactions contemplated by this Agreement. The Purchaser’s ability to consummate the transactions contemplated hereby is not contingent on obtaining financing.

4.6 Regulatory Compliance. The Purchaser is in compliance with all applicable laws and regulations material to its business and operations. The Purchaser meets all regulatory requirements necessary to acquire and operate a CIMA-licensed entity and has not been subject to any regulatory enforcement actions or proceedings that would impair its ability to consummate the transactions contemplated hereby.

4.7 Due Diligence. The Purchaser has conducted its own independent investigation, review and analysis of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

5. Representations and Warranties of the Company

The Company hereby represents and warrants to Purchaser as follows:

5.1 Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the Cayman Islands, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted.

5.2 CIMA License and Regulatory Compliance. The Company holds a valid license from the Cayman Islands Monetary Authority (License No. 1612590) to conduct securities investment business. Such license is in full force and effect, and the Company is in compliance with all applicable requirements and conditions of such license. The Company has not received any notice of proceedings relating to the revocation or modification of such license.

5.3 Financial Statements. The financial statements of the Company for the fiscal year ended December 31, 2024 (the “Financial Statements”) have been prepared in accordance with IFRS consistently applied throughout the periods indicated. The Financial Statements fairly present in all material respects the financial position, results of operations, and cash flows of the Company as of the respective dates and for the periods indicated therein.

5.4 Material Contracts. All material contracts to which the Company is a party are valid, binding, and in full force and effect. Neither the Company nor, to the Company’s knowledge, any other party thereto is in material breach or default under any such contract. The Company has provided Purchaser with true and complete copies of all material contracts.No Undisclosed Liabilities. The Company has no material liabilities or obligations, whether accrued, absolute, contingent, or otherwise, except (a) liabilities disclosed in the Financial Statements, and (b) liabilities incurred in the ordinary course of business since the date of the Financial Statements.

5.5 Compliance with Laws. The Company is in compliance with all applicable laws, rules, and regulations material to its business operations. The Company has all permits, licenses, and authorizations required to conduct its business as currently conducted.

5.6 No Material Adverse Change. Since the date of the Financial Statements, there has not been any material adverse change in the business, assets, liabilities, operations, condition (financial or otherwise), or prospects of the Company.

6. Conditions Precedent to Closing

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

6.1 The Cayman Islands Monetary Authority (“CIMA”) shall have approved in writing the change of control of the Company resulting from the sale of Shares contemplated hereby, and such approval shall remain in full force and effect as of the Closing Date.

6.2 All other regulatory approvals, consents, authorizations or permits required from any governmental authority in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect.

6.3 Purchaser shall have completed its due diligence investigation of the Company and its business operations to its reasonable satisfaction, and the results of such investigation shall not have revealed any facts, circumstances or conditions that would reasonably be expected to have a material adverse effect on the Company.

6.4 The representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

6.5 Seller and the Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.6 No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby.

7. Pre-Closing Covenants

7.1 During the period from the Effective Date until the Closing Date, Seller shall cause the

Company to:

7.1.1 conduct its business only in the ordinary course of business consistent with past practice and maintain all required regulatory licenses and approvals in good standing;

7.1.2 preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees;

7.1.3 not amend its constitutional documents, declare dividends, issue shares, incur material debt, or enter into material contracts without Purchaser’s prior written consent;

7.1.4 provide Purchaser and its representatives reasonable access during normal business hours to the Company’s properties, books, records, employees, and auditors; and

7.2 Seller and the Company shall cooperate fully with Purchaser in preparing and filing all notices and applications required for CIMA Approval of the change of control contemplated hereby, including promptly providing all requested information and documentation. The parties shall use commercially reasonable efforts to obtain CIMA Approval as expeditiously as possible.

7.3 Seller shall promptly notify Purchaser of any material adverse change in the business, operations, properties, prospects, assets or condition (financial or otherwise) of the Company or any event reasonably likely to lead to such a change.

7.4 Expense Reimbursement. From the Effective Date until the occurrence of the Change of Control, Purchaser shall be solely responsible for and shall promptly reimburse the Company for all operating expenses, liabilities, costs, and obligations incurred by the Company in the ordinary course of business, including but not limited to: (a) employee salaries, benefits, and related payroll expenses; (b) rent, utilities, and facility costs; (c) professional fees for legal, accounting, and regulatory compliance services; (d) insurance premiums and regulatory fees;

(e) technology and equipment costs; (f) marketing and business development expenses; and

(g) all other reasonable and necessary business expenses.

8. Closing

8.1 The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of the Company (or remotely via electronic exchange of documents) within five (5) business days following the satisfaction or waiver of all conditions precedent set forth in Section 6, or at such other time and place as mutually agreed by the parties (such date, the “Closing Date”).

8.2 At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) Original share certificates representing all of the Shares, duly endorsed for transfer or accompanied by duly executed instruments of transfer;

(b) Written evidence of CIMA Approval for the change of control of the Company;

(c) Certified copies of resolutions of the board of directors and shareholders of the Company approving the transfer of Shares and updating the register of members;

(d) The resignation letters of such directors and officers of the Company as requested by the Purchaser, effective as of the Closing Date; and

(e) All corporate records, including minute books, registers, and seals of the Company.

8.3 At the Closing, the Purchaser shall deliver to the Seller:

(a) The Regulatory Payment by wire transfer of immediately available funds to an account designated by the Seller; and

(b) Certified copies of resolutions of the board of directors of the Purchaser approving the execution, delivery and performance of this Agreement.

8.4 All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

9. Post-Closing Covenants

9.1 Integration. Following the Closing, Seller shall cooperate with Purchaser and provide reasonable assistance to facilitate the smooth integration of the Company’s business operations with those of Purchaser. Such cooperation shall include, but not be limited to: (i) providing information about the Company’s operations, systems and procedures; (ii) assisting with the transfer of customer relationships; and (iii) supporting the transition of employee matters, in each case as reasonably requested by Purchaser.

9.2 Regulatory Compliance. The parties acknowledge that maintaining the Company’s CIMA license and regulatory compliance is of paramount importance. Following the Closing:

(a) Purchaser shall ensure that the Company continues to comply with all applicable CIMA regulations, guidelines and requirements;

(b) Seller shall provide reasonable assistance to Purchaser and the Company in maintaining CIMA compliance for a period of six (6) months following the Closing Date, including providing historical information and documentation as may be reasonably requested;

(c) The Company shall maintain all required regulatory capital, reporting obligations, and operational standards as required by CIMA; and

(d) Purchaser shall promptly notify Seller of any material communications from CIMA regarding the Company’s regulatory status or compliance during the twelve (12) month period following the Closing Date.

9.3 Survival. The obligations set forth in this Section 9 shall survive the Closing and remain in full force and effect until fully performed or until such time as expressly stated above.

10. Indemnification

10.1 Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, agents and representatives (each, an “Indemnified Party”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or resulting from:

(a) any breach or non-fulfillment of any representation, warranty, covenant or agreement made by the Indemnifying Party under this Agreement; or

(b) any negligent or more culpable act or omission of the Indemnifying Party in connection with the performance of its obligations under this Agreement.

10.2 The representations and warranties contained in Sections 3, 4 and 5 shall survive for a period of eighteen (18) months following the Closing Date (the “Survival Period”). No claim for indemnification may be asserted against either party after the expiration of the Survival Period, except for claims asserted in writing prior to the end of the Survival Period.

10.3 No party shall be liable for indemnification under this Section 10 until the aggregate amount of all Losses exceeds USD 25,000 (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to this Section 10 shall not exceed the Purchase Price.

10.4 The rights to indemnification under this Section 10 shall be the sole and exclusive remedy of the parties with respect to claims arising from or relating to this Agreement, except in cases of fraud or intentional misrepresentation.

11. Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the CIMA Approval has not been obtained within one hundred and eighty (180) days from the Effective Date (the “Outside Date”), provided that the right to terminate under this Section 11(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure to obtain the CIMA Approval;

(c) by Purchaser, if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in the failure of any condition set forth in Section 6, and (ii) such breach has not been cured within thirty (30) days following written notice of such breach to Seller; or

(d) by Seller, if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in the failure of any condition set forth in Section 6, and (ii) such breach has not been cured within thirty (30) days following written notice of such breach to Purchaser.

In the event of termination of this Agreement pursuant to this Section 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) the provisions of this Section 11 and Section 12 shall survive any such termination, and (ii) nothing herein shall relieve any party from liability for any intentional breach of this Agreement occurring prior to such termination.

12. General Provisions

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Cayman Islands.

12.2 Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands for any action, proceeding or dispute arising out of or relating to this Agreement. Each party hereby waives any objection to venue in such courts and any defense of inconvenient forum.

12.3 Entire Agreement. This Agreement, including all exhibits and schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

12.4 Amendments. This Agreement may only be amended, modified or supplemented by a written agreement signed by both parties. No waiver of any provision of this Agreement shall be effective unless executed in writing by the party making such waiver.

12.5 Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible.

12.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic or facsimile signatures shall be deemed to be original signatures for all purposes.

FDCTech, Inc.	Raymond Yip

(Mitchell M. Eaglstein)

CEO, Director